Exhibit 5

                              STEPHEN P. KREGSTEIN
                                Attorney at Law

     4999 Pearl East Circle, Suite 300 Boulder, Colorado 80301 303-449-9445



September 27, 1995

Brian T. McMahon, President
SpectraScience, Inc.
5909 Baker Road
Minnetonka, MN 55345

RE: Opinion of Counsel as to Legality of 675,000 Shares of Common Stock To Be Registered Under the Securities Act of 1933

Dear Mr. McMahon:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 675,000 shares of Common Stock, $.25 par value, of SpectraScience, Inc. (the "Company") offered to officers, key employees, consultants and non-employee directors of the Company pursuant to SpectraScience, Inc.'s 1991 Stock Option Plan (the "Plan").

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 675,0000 shares of Common Stock to be offered to officers, key employees, consultants and non-employee directors by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

/s/ Stephen P. Kregstein